UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.   20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SCIENTIFIC TECHNOLOGIES INCORPORATED

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Filed by Scientific Technologies Incorporated
Pursuant to Rule 14a-12 of the
Securities Exchange Act of 1934
Subject Company: Scientific Technologies Incorporated
Commission File No. 0-12254

The following is an email sent on April 25, 2006 to employees of Scientific Technologies Incorporated ("STI") relating to certain proposed transactions. The email was sent by Joseph J. Lazzara, President and Chief Executive Officer of Scientific Technologies Incorporated.

** High Priority **

April 25, 2006

Dear Employees:

I want to talk to you this morning about an exciting new time in the history of STI. From our humble beginnings in a small aircraft hanger in San Carlos Airport 35 years ago, we have all, working together, accomplished much during these years. Today, we are the North American leader in the machine and automation safeguarding market, with sales significantly greater than our nearest rivals.

Every day our products protect thousands and thousands of employees, just like you, from accidents and injuries. Our vehicle scanners serve thousands of commuters in automated toll lanes, speeding their way to their destinations free of the need to stop to pay their tolls. Our level products ensure safe and dependable operation of complex oil well drilling platforms in extreme temperatures and working conditions. Our safety services team help customers navigate through difficult regulations, assisting them in the evaluation, selection and installation of the proper safety equipment to guard their automated machines. Yes, we have accomplished much over these three and a half decades and we should be very proud.

However, looking to the future, we realize that as our markets become more and more global, STI would be able to achieve greater success if we could become part of a larger, global automation supplier organization. In addition, it has become progressively more expensive to remain a small public company, particularly with the increasingly burdensome regulatory environment that now requires compliance with laws such as Sarbanes Oxley, increased legal and audit expenses. For example, we estimate that it costs us more than one million dollars a year just to be a public company, money that we cannot use for other purposes, such as investing in new products and services and growing our company.

Last summer, we received an interesting proposal from a large strategic buyer who was interested in acquiring STI. At that time, we engaged financial and legal advisors to analyze our strategic alternatives with a goal to maximize value for all shareholders. As a result of this process, and our desire to join a large, global automation supplier, today, I am ready to inform you that we have found the right partner and the right global automation supplier to continue the good work we have accomplished over these past 35 years. And that partner is even a customer! I am pleased to announce that we have entered into a definitive agreement for STI to be acquired by Omron Corporation.

STI estimates that the total equity valuation of the company in the transaction, including the sale of SPG, APG and corporate assets net of liabilities, would be approximately $107 million, or approximately $10.76 per share, although the exact final price will be determined at a later date. The closing of the transaction is subject to customary conditions, including regulatory review, and a shareholder vote. We are expecting to complete the transaction in the third quarter, likely in late July or early August.

Omron will only be purchasing the Safety Products Group, which, of course includes our Fremont and Anaheim operations, plus the safety product sales teams. SPG will continue to operate out of these locations. The Automation Product Group (APG) in Logan, Utah will be sold to a new company to be formed by members of the Lazzara family. APG will continue to operate out of Logan as before, but will essentially be a separate, stand-alone company with its own sales force.

SPG will become part of Omron's Industrial Automation Business, the largest business segment within Omron. A year ago, Omron established a dedicated safety division, with plans to grow the safety business and STI is an important part of those growth plans. Fumio Tateisi, President of the Omron Industrial Automation Business and son of the founder of Omron stated, Together, OMRON and STI will create a global safety equipment supplier of safety, sensing, and control technologies, that satisfies customers demands for not just labor productivity but also product quality and employee safety. By acquiring STI, we will be able to offer a wider range of cutting- edge safety products and consultancy services to our customers.

I am sincerely grateful for all of our employees, customers, sales reps, distributors, strategic partners and shareholders for all the diligence, loyalty and hard work which has made STI a success story, and look for all of your continued support and dedication as we move to the future. So, join me today as we begin a new journey in STI's history, one that will take us from Fremont to all corners of the globe and continue our quest for advanced safety products, leading safety services and satisfied global customers, in short, a new and exciting chapter about STI's history, titled Making People Safe and Productive.

Thank you,

Joe Lazzara

President & CEO

PS Attached please find a Question & Answer sheet for the STI employees as well as a copy of the STI press release.

Additional Information and Where to Find It

STI intends to file a proxy statement in connection with the proposed transactions, a copy of which will be mailed to the shareholders of STI.

STI's Shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transactions. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the "SEC") at the SEC's web site at www.sec.gov .

In addition, investors and security holders may obtain free copies of the documents filed with the SEC by STI by going to STI's Investor Relations page on its corporate website at www.sti.com/financial/index.htm , by contacting STI in writing at 6550 Dumbarton Circle, Fremont, California 94555 or by calling STI at (510) 608-3400. In addition to the proxy statement, STI files annual, quarterly and current reports, proxy statements and other information with the SEC. A copy any such reports, statements or other information filed by the Company are available at the SEC public reference rooms.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov .

In addition, STI and its officers and directors may be deemed to be participants in the solicitation of proxies from STI's shareholders with respect to the proposed transactions. A description of any interests that STI's officers and directors have in the acquisition will be available in the proxy statement. Information concerning STI's directors and executive officers is set forth in STI's definitive proxy statement for its 2005 Annual Meeting of Shareholders filed with the SEC on April 25, 2005. Updated information about STI's directors and executive officers will be included in the proxy statement that STI intends to file in connection with this transaction.

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